UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. )

    ☒ Filed by the Registrant         ☐ Filed by a Party other than the Registrant

Check the appropriate box:
    ☐ Preliminary Proxy Statement
    ☐ Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    ☐ Definitive Proxy Statement
    ☒ Definitive Additional Materials
    ☐ Soliciting Material under §240.14a-12

CNX RESOURCES CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
    ☒ No fee required.
    ☐ Fee paid previously with preliminary materials.
    ☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On April 19, 2023, CNX distributed via e-mail and posted on Positive Energy Hub (https://www.positiveenergyhub.com/cnx-responds-to-sustainalytics-meeting-profile) the following:

April 19, 2023

VIA Email to Sustainalytics (overlay.support@morningstar.com)

Dear Sir or Madam:

We recently received Sustainalytics’ Meeting Profile (the “Profile”) regarding CNX Resources Corporation (“CNX”) and specifically a shareholder proposal from Handlery Hotels (via Proxy Impact) regarding how CNX’s lobbying and policy influence activities align with the Paris Agreement (the “Handlery Proposal”). The Profile, which contains as its rationale three short paragraphs of generic text, recommends that CNX shareholders vote for the Handlery Proposal because “Sustainalytics believes that corporate lobbying inconsistent with the Paris Agreement presents increasingly material risks to companies and their shareholders” and that supposedly, “CNX does not report on the alignment of its lobbying and policy influence activities with the of the Paris Agreement . . . nor does the company disclose its lobbying expenditures or trade association memberships.” We find the Profile inaccurate and overall disappointing, especially in its broad, non-specific statements and utter lack of supporting analysis. Thus, we provide this response to provide Sustainalytics’ subscribers with information about CNX and the Proposal that should have been included in the Profile and which a cursory review of our company and public filings would have revealed.

First, CNX does not lobby, either directly or indirectly through membership in trade associations, against the Paris Agreement. We made that clear in the one-page report we issued and filed with the SEC in response to the Handlery Proposal.1 Rather than spending valuable company resources on matters of global public policy, we focus on local policy initiatives that directly impact our business, such as local license to operate issues. And our Corporate Responsibility Report identifies all organizations that CNX is an active member of that engage in the public policy process.2

Second, CNX has a track record of success on ESG topics, including methane reduction, which we disclose to shareholders in our Corporate Responsibility Report,3 our Proxy Statement, and other public communications. CNX has achieved over a 90% reduction in GHG emissions since 2011, and we invest millions of dollars of capital into methane emissions reduction technologies to achieve continued reductions in Scopes 1 & 2 CO2e.

Lastly and most importantly, CNX’s objection to the Handlery Proposal is also about the proponent’s abuse of the shareholder engagement process and the broader cottage industry of firms like Proxy Impact that submit spam proposals without regard for relevance to a company’s actual conduct of operations and without consequences. We feel compelled to publicly rebuke this charade. As Glass Lewis recently noted in its proxy report, which recommended a vote “AGAINST” the Handlery Proposal, the proponent of the Handlery Proposal, Handlery Hotels, has refused to engage with CNX in a dialogue about this issue. Our own shareholder, who purports to support the Handlery Proposal, refuses to engage with us on the topic, yet Sustainalytics suggests that our shareholders vote for it. To blindly acquiesce to the purported concerns of a shareholder, when they won’t engage with you is simply poor governance and something that CNX will not tolerate. Sustainalytics is in the business of rating companies about their governance practices. It should recognize bad governance and refuse to perpetuate it. This approach undermines the very foundation of the shareholder engagement process, yet Sustainalytics somehow concludes it appropriate, presumably because they label it as climate-related despite it being a governance issue at its core.

We recommend a vote “AGAINST” the Handlery Proposal and urge our shareholders, including any Sustainalytics subscribers, to review the above points and research the tangible impacts CNX is making before passing judgment on a shareholder proposal that its own proponent is unwilling to discuss.
Respectfully,

Nick Deiuliis

1 https://www.sec.gov/Archives/edgar/data/1070412/000107041223000021/def143-24x2023.htm
2 https://www.cnx.com/responsibility/corporate-responsibility-reports
3 https://www.cnx.com/responsibility/corporate-responsibility-reports

On April 19, 2023, CNX posted the following message on Twitter:
(https://twitter.com/CNXtweets/status/1648763915013087245?s=20)

On April 19, 2023, CNX posted the following message on LinkedIn:
(https://www.linkedin.com/posts/cnxresourcescorp_cnx-responds-to-sustainalytics-meeting-profile-activity-7054531966859141120-DBu_?utm_source=share&utm_medium=member_desktop)

Important Additional Information Regarding Proxy Solicitation

CNX Resources Corporation (the “Company” or “CNX”), its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting”). On March 23, 2023, the Company filed a definitive proxy statement and other related materials with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the 2023 Annual Meeting (the “2023 Proxy Statement”).

SHAREHOLDERS ARE URGED TO READ THE 2023 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY HAS FILED OR WILL FILE WITH THE SEC BECAUSE THOSE DOCUMENTS CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE 2023 ANNUAL MEETING.

Shareholders may obtain, free of charge, copies of the 2023 Proxy Statement and any other documents filed or to be filed by the Company with the SEC in connection with the 2023 Annual Meeting at the SEC’s website (http://www.sec.gov) or at the Company’s website (http://www.cnx.com) or by writing to the Company’s Secretary as follows:

CNX Resources Corporation
CNX Center
1000 Horizon Vue Drive
Canonsburg, PA 15317

This statement may contain forward-looking statements, estimates and projections within the meaning of the federal securities laws. Statements that are not historical are forward-looking and may include our operational and strategic plans; estimates of gas reserves and resources; projected timing and rates of return of future investments; and projections and estimates of future production, revenues, income, and capital spending. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those statements, estimates and projections. Investors should not place undue reliance on forward-looking statements as a prediction of future actual results. The forward-looking statements in this statement speak only as of the date hereof; we disclaim any obligation to update the statements, and we caution you not to rely on them unduly. Specific factors that could cause future actual results to differ materially from the forward-looking statements are described in detail under the captions "Forward- Looking Statements" and "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Securities and Exchange Commission (“SEC”) and any subsequent reports filed with the SEC. Those risk factors discuss, among other matters, pricing volatility or pricing decline for natural gas and natural gas liquids; local, regional and national economic conditions and the impact they may have on our customers; events beyond our control, including a global or domestic health crisis; conditions in the oil and gas industry, including a sustained decrease in the level of supply or demand for oil or natural gas or a sustained decrease in the price of oil or natural gas; the financial condition of our customers; any non-performance by customers of their contractual obligations; changes in customer, employee or supplier relationships resulting from the proposed transaction; and changes in safety, health, environmental and other regulations.